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                      BOOKDIGITAL.COM, INC.
                1,200,000 Shares of Common Stock

                  AGREEMENT AMONG UNDERWRITERS

                                        October    , 1999
                                        New York, New York

First Madison Securities, Inc.,
Janssen - Meyers, L.P.
Westphalia Investments, Inc. and
EBI Securities Corporation
as Representatives of the several Underwriters
c/o First Madison Securities, Inc.
150 East 58th Street - 24th Floor
New York, New York 10022

Dear Sirs:

     1.   Underwriting Agreement.  We understand that BookDigital.Com, Inc.
(the "Company"), proposes to issue and sell 1,200,000 shares of its common stock par value $.001 per share (the "Shares") and that the Company proposes to enter into an underwriting agreement (the "Underwriting Agreement") substantially in the form attached hereto as Exhibit A, with you acting as representatives (the "Representatives" and each a "Representative") of the several underwriters named in Schedule I to the Underwriting Agreement (the "Underwriters"). This is to confirm that we agree to purchase, in accordance with the terms of the Underwriting Agreement, the number of Shares set forth opposite our name in
Schedule I plus such number of Shares, if any, which we may become obligated to purchase pursuant to Paragraphs 4, 9 and 10 hereof ("our Commitment"). The total Shares which we thus become obligated to purchase pursuant to the Underwriting Agreement are referred to herein as "our Shares". The Underwriting Agreement also relates to the grant to First Madison Securities, Inc., in its individual capacity and not in its capacity as a Representative, of the right to purchase up to an additional 180,000 Shares, at their option for the sole purpose of covering over-allotments in the sale of the 1,200,000 Shares.

     2. Registration Statement and Prospectus. We have heretofore received and examined a copy of the registration statement, as amended (exclusive of exhibits), and the related prospectus in respect of the Shares, as filed with the Securities and Exchange Commission, and we are familiar with the amendment thereto proposed to be filed. The information therein is correct and is not misleading insofar as it relates to us, and we consent to being named as an Underwriter therein. We confirm that we have furnished a copy of any amended preliminary prospectus to each person to whom we have furnished a copy of any previous preliminary prospectus and we confirm that we have delivered and we agree that we will deliver, all preliminary and final prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934.

     3. Authority of the Representatives. We authorize you, acting as Representatives, to execute and deliver on our behalf the Underwriting Agreement and to agree to any variation of its terms which, in your discretion, may be desirable. We also authorize you to exercise all the authority and discretion vested in the Underwriters or in you by the provisions of the Underwriting Agreement and to take all such actions as you may believe desirable to carry out the provisions of the Underwriting Agreement and of this Agreement. We authorize you to take such actions as in your discretion may be necessary or desirable to effect the sale and distribution of the Shares, including the right to determine the terms of any proposed offering, the concession to Selected Dealers (as hereinafter defined) and the re-allowance, if any, to other dealers, and the right to make the judgments provided in Paragraph
11(b) of the Underwriting Agreement.

     We authorize you, among other things, to advise the Company of any information necessary to amend or supplement the registration statement or the prospectus, to fix the offering price, to determine when and if the Shares shall be released for public offering, to fix and alter the time within which the Registration Statement must become effective, to fix and alter the date for closing and to determine all matters relating to the public advertisement of the offering.

     4. Authority of Representatives as to Defaulting Underwriters. Until the termination of this Agreement, we authorize you to arrange for the purchase by other persons, who may include any of the Underwriters, of any Shares not taken by any defaulting Underwriter. In the event that such arrangements are made, the respective number of Shares to be purchased by the non-defaulting Underwriters and by such other person or persons, if any, shall be taken as the basis for all rights and obligations hereunder; but this shall not in any way affect the liability of any defaulting Underwriter to the other Underwriters for damages resulting from its default, nor shall any such default relieve any other Underwriter of any of its obligations hereunder or under the Underwriting Agreement except as herein or therein provided.

     In the event of default by one or more Underwriters in respect of their obligations (a) under the Underwriting Agreement to purchase the Shares agreed to be purchased by them thereunder at the Closing Date (as defined in the Underwriting Agreement) or (b) under this Agreement to take up and pay for any securities purchased, or to deliver any securities sold or over-allotted, by you for the respective accounts of the Underwriters pursuant to Paragraphs 9 and 10 hereof, or to bear their respective share of expenses or liabilities pursuant to Paragraphs 12, 14 and 15 hereof, and to the extent that arrangements shall not have been made by you for any persons to assume the obligations of such defaulting Underwriter or Underwriters, we agree to assume our proportionate share, based on the respective Commitments of the non-defaulting Underwriters, of the obligations of each defaulting Underwriter (subject in the case of clause
(a) above to the limitations contained in Paragraph 10 of the Underwriting Agreement) without relieving any such defaulting Underwriter of its liability thereof.

     5. Offering of Shares. We understand that you will notify us when the initial public offering of the Shares is to be made and of the initial public offering price of the Shares and the components thereof. We hereby authorize you in your discretion after the initial public offering to change the public offering price, the concession and the re-allowance. The offering price at any time in effect is hereinafter referred to as the "public offering price". We agree that we will not offer any of the Shares for sale at a price other than the public offering price or allow any discount therefrom except as herein otherwise provided.

     We authorize you to reserve and offer for sale to retail purchasers and to dealers (the "Selected Dealers"), to be selected by you (including any Underwriter) such of our Shares as you shall determine. Any such offering to Selected Dealers may be made pursuant to a Selected Dealer Agreement, in the form attached hereto as Exhibit B, or otherwise, as you may determine. We authorize you to take any action you deem desirable in respect to all matters pertaining to sales to Selected Dealers, including any variation in the terms of the Selected Dealer Agreement.

     We authorize you to make purchases and sales of Shares from or to any Selected Dealer or Underwriter at the public offering price less all or any part of the concession and, with your consent, any Underwriter may make purchases or sales of Shares from or to any Selected Dealer or Underwriter at the public offering price less all or any part of the concession. The concession and re-allowance may be allowed only to dealers who are members in good standing of the National Association of Securities Dealers, Inc., or foreign dealers or institutions not registered under Section 15(b) of the Securities Exchange Act of 1934 who agree not to make sales within the United States, its territories or possessions or to persons who are citizens thereof or residents therein and, if the offering is one within the scope of such Association's Interpretation with Respect to Free-Riding and Withholding, not to make other sales of Shares to persons enumerated in Paragraphs "1" through "5" of such Interpretation or in a manner inconsistent with the Fixed Price Offering Rules and specifically Sections 8, 24 and 36 of Article III of the Rules of Fair Practice of said Association.

     We shall also comply with Section 25 of Article III of the Rules of Fair Practice of said Association. We understand that you will notify each Underwriter promptly upon release of the Shares for public offering as to the number of its Shares reserved for sale to Selected Dealers and retail purchasers. Shares not so reserved may be sold by each Underwriter for its own account, except that from time to time you may, in your discretion, add to the Shares reserved for sale to Selected Dealers and retail purchasers any Shares retained by an Underwriter remaining unsold. We agree to notify you from time to time upon request, of the number of Shares retained by us remaining unsold. If all the Shares reserved for offering to Selected Dealers and retail purchasers are not promptly sold by you, any Underwriter may from time to time, with your consent, obtain a release of all or any Shares of such Underwriter then remaining unsold and Shares so released shall thereafter be deemed not to have been reserved. Shares of any Underwriter so reserved which remain unsold or, if sold, have not been paid for any time prior to the termination of this Agreement may, in your discretion or upon the request of such Underwriter, be delivered to such Underwriter for carrying purposes only, but such Shares shall remain subject to disposition by you until this Agreement is terminated.

     6. Compensation to the Representatives. As compensation for your services, we agree to pay to you and authorize you to charge our account with, a management commission in an amount equal to $.____ for each Unit we become obligated to purchase pursuant to the Underwriting Agreement.

     7. Payments and Delivery. At or before 9:00 A.M., New York time, on the Closing Date (as defined in the Underwriting Agreement), we agree to deliver a certified or official bank check payable in New York Clearing House funds to the order of Wertheim Schroeder, Incorporated account of First Madison Securities,
Inc. c/o                                                                 , New
York, New York       for the purchase of our Shares.  At your option, such
payment shall be in an amount equal to the initial public offering price of our Shares in respect to our Shares, or in an amount equal to the initial public offering price of the Shares less the concession to the Selected Dealers in respect to our Shares. Any balance due to us shall be credited to our account. We authorize you to utilize such payments to make payment for our Shares. Notwithstanding the foregoing, payment for and delivery of the Shares purchased by us hereunder shall be made through the facilities of the Depository Trust Company, if we are a member, unless we have otherwise notified you prior to the date specified in your telex or telegram to us, or if we are not a member, settlement may be made through a correspondent who is a member pursuant to instructions prior to such specified dates. Delivery to us of certificates shall be made as soon as practicable thereafter.

     We authorize you to hold and deliver against payment any of our Shares which have been sold or reserved for sale to Selected Dealers or retail purchasers. Any of the certificates representing our Shares not sold or reserved by you as aforesaid will be available for delivery to us at your office or the office of your clearing agent as soon as practicable after the certificates representing our Shares have been delivered to you.

     Upon the termination of this Agreement, or prior thereto at your discretion, you will deliver to us any of the certificates representing our Shares reserved by you for sale to Selected Dealers or retail purchasers but not sold and paid for, against payment by us of an amount equal to the initial public offering price of such Shares less the concession to the Selected
Dealers in respect thereof.

     You shall not be accountable for interest on our funds at any time in your hands, and any such funds may be held by you unsegregated from your general funds.

     8. Authority to Borrow. We authorize you (to the extent permitted by law) to arrange loans for our account and to execute and deliver any notes or other instruments in connection therewith, and to pledge as security therefor all or any part of our Shares or of any securities purchased for the accounts of the several Underwriters pursuant to Paragraphs 9 and 10 hereof, as you may deem necessary or advisable to carry out the purchase, carrying and distribution of the Shares, to advance your own funds, charging current interest rates, and to give instructions to lenders with respect to any such loans and the proceeds thereof, which instructions the lenders are hereby authorized to accept.

     9. Over-allotment Option. We authorize you, in your sole discretion, to determine (i) the number of Shares, if any, to be purchased pursuant to Paragraph 4 of the Underwriting Agreement and (ii) whether such over-allotment Shares shall be purchased solely for your account or for the accounts of such of the Underwriters, including ourselves and yourself, as you shall determine. We agree that if such over-allotment is purchased for our account we will increase our Commitment to the extent of such purchase for our account.

     10. Over-allotment; Stabilization. We authorize you for our account, prior to the termination of this Agreement, and for such longer period as may be necessary to cover any short position incurred for the accounts of the several Underwriters pursuant to this Agreement, (a) to over-allot in arranging for sales of Shares to Selected Dealers and others and, if necessary, to purchase Shares as provided for in Paragraph 4 of the Underwriting Agreement, and to make other purchases of Shares at such prices as you may determine, all for the purpose of covering such over-allotments, and (b) for the purpose of stabilizing the market in the Shares of the Company, to make purchases and sales of securities of the Company on the open market or otherwise, for long or short account, on a when-issued basis or otherwise at such prices, in such amounts and in such manner as you may determine, provided, however, that at no time shall our net commitment, either for long or short account, under this Paragraph 10 exceed 15% of the amount of our Commitment. Such purchases, sales and over-allotments shall be made for the accounts of the several Underwriters in such proportions as you may determine. It is understood that you may have made purchases of common stock of the Company for stabilizing purposes prior to the execution of this Agreement and we agree that any common stock of the Company so purchased shall be treated as having been purchased for the respective accounts of the Underwriters pursuant to the foregoing authorization. We agree to take up on demand at cost any Shares of the Company so purchased for our account and deliver on demand any Shares or other shares of common stock of the Company so sold or over-allotted for our account. We authorize you to sell for our account any securities of the Company purchased pursuant to this Paragraph 10, upon such terms as you may deem advisable and any Underwriter, including yourselves, may purchase such Shares. You are authorized to charge our account with broker's commissions or dealer's mark-up on purchases and sales effected by you for our account. We agree to transmit to you for filing with the Securities and Exchange Commission any and all reports required to be made by us pursuant to paragraph (e) of Rule 17a-2 under the Securities Exchange Act of 1934 as a result of any transactions in connection with the offering of the Shares.

     If pursuant to the provisions of the preceding paragraph or otherwise you purchase or contract to purchase for the account of any Underwriter in the open market or otherwise any common stock of the Company or Shares which were retained by or released to us for direct sale, or any other shares or common stock of the Company which may have been issued in exchange for such Shares we authorize you either to charge our account with an amount equal to the concession to Selected Dealers with respect thereto, which amount shall be credited against the cost of such common stock or Shares or to require us to repurchase such common stock or Shares at a price equal to the total cost of such purchase, including transfer taxes and broker's commissions or dealer's mark-up, if any. In lieu of such action you may, in your discretion, sell for our account the common stock of the Company or Shares so purchased and debit or credit our account for the loss or profit resulting from such sale.

     11. Open Market Transactions. We agree that, except as herein otherwise provided, until the termination of this Agreement or until you notify us that we are released from this restriction, we will not without your consent buy, sell, deal or trade in the Shares of the Company for our own account or for the accounts of customers.

     12. Allocation and Payment of Expenses. We understand that all expenses of a general nature which are not paid for by the Company and which are incurred by you, as Representatives in connection with the sale of the Shares shall be borne by the Underwriters in accordance with our Commitment. We authorize you to charge our account with our proportionate share, based on our Commitment, of the aforesaid expenses.

     As promptly as possible after the termination of this Agreement, the accounts arising pursuant hereto shall be settled and paid. Your ascertainment of all expenses and the apportionment thereof shall be conclusive. Notwithstanding any settlement or settlements hereunder, we will remain liable for our proportionate share of all expenses and liabilities which may be incurred by or for the accounts of the Underwriters, including any expenses and liabilities referred to in Paragraphs 14 and 15 hereof, which shall be determined as provided in this Paragraph 12.

     13. Termination. Unless this Agreement or any provision hereof is earlier terminated by you and except for provisions herein that contemplate obligations surviving the termination hereof, this Agreement will terminate at the close of business on the 30th day after the date hereof, but in your discretion may be extended by you for a further period not exceeding 30 days; provided, however, that the provisions of Paragraphs 12, 14 and 15 hereof shall survive the termination of this Agreement.

     14. Liability of the Representatives. Neither as Representative nor individually shall either of you be under any liability whatsoever to any other Underwriter nor shall you be under any liability in respect of any matters connected herewith or action taken by you pursuant hereto (except for the obligations expressly assumed by you in this Agreement), including, but not limited to the validity or value of or title to, the Shares; the form of, or the statements contained in, or the validity of, the registration statement or prospectus or any amendment or supplement thereto, or any other letter or instrument executed by the Company or by others; the form or validity of the Underwriting Agreement, the Selected Dealer Agreement, or this Agreement; the delivery of Shares; the performance by the Company or by others of any agreement on its or their part; the qualification of Shares for sale under the laws of any jurisdiction; or any matter in connection with the foregoing; provided, however, that nothing contained in this Paragraph 14 shall constitute the several Underwriters as association, or partners with us or with each other, or except as herein expressly provided, render any Underwriter liable for the obligation of any other Underwriter. The rights, obligations, and liabilities of each of the Underwriters are several, in accordance with their respective obligations, and not joint. Notwithstanding any settlement of accounts under this Agreement, we agree to pay our proportionate share, based on our Commitment, of the amount of any claim, demand or liability which may be asserted against and discharged by the Underwriters, or any of them, based on the claim that the Underwriters constitute an association, unincorporated business or other entity, and also to pay our proportionate share, based on our Commitment, of expenses approved by you incurred by the Underwriters, or any of them, in contesting any such claims, demands or liabilities.

     15. Indemnification and future Claims. (a) We agree to indemnify and hold harmless each of you and each other Underwriter, and each person, if any, who controls you or such other Underwriter within the meaning of Section 15 of the Securities Act of 1933, as amended, and to reimburse your and its expenses, to the extent that upon the terms that we agree to indemnify and hold harmless the Company and to reimburse its expenses as set forth in Paragraph __ of the Underwriting Agreement.

     (b) In the event that at any time any claim or claims shall be asserted against either of you, as a Representative or otherwise involving the Underwriters generally, relating to the registration statement or any preliminary prospectus or the final prospectus, as from time to time amended or supplemented, the public offering of the Shares or any of the transactions contemplated by this Agreement, we authorize you to make such investigations, or retain such counsel and to take such other action as you shall deem necessary or desirable under the circumstances, including settlement of any such claim or claims if such course of action shall be recommended by counsel retained by you. We agree to pay to you, on request, our proportionate share, based on our Commitment, of all expenses incurred by you (including, but not limited to, disbursements and fees of counsel so retained) in investigating and defending against such claim or claims and our proportionate share, based on our Commitment, of any liability incurred by you in respect of such claim or claims, whether such liability shall be the result of a judgment or as a result of any such settlement.

     16. Title in the Shares. The Shares purchased by, or on behalf of, the respective Underwriters shall remain the property of such Underwriters until sold, and title to any such Shares shall not in any event pass to either Representative by virtue of any of the provisions of this Agreement.

     17. Blue Sky Matters. It is understood that you assume no responsibility with respect to the right of any Underwriter or other person to offer or to sell Shares in any jurisdiction, notwithstanding any information which you may furnish as to the jurisdictions under the securities laws of which it is believed the Shares may be sold.

     18. Review of Registration Statement. We are aware that the staff of the Securities and Exchange Commission may make only a cursory and not a customary review of the registration statement, which may not be relied upon in any degree to indicate that such registration statement is true, complete or accurate, and we are aware of our statutory responsibilities under the Securities Act of 1933, as amended, and you are authorized, on our behalf, to so advise the Commission by letter.

     19. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflict of law.

     20. Miscellaneous. Any notice from you to us shall be deemed to have been duly given if mailed, telephoned, telegraphed or telexed to us at the address set forth in the Underwriters' Questionnaire furnished by us to you.
Any notice from us to you shall be deemed to have been duly given if mailed, telephoned, telegraphed or telexed to you at First Madison Securities, Inc., 150 East 58th Street - 24th Floor, New York, New York 10022.

     We confirm our ratio of aggregate indebtedness to net capital is such that we may, in accordance with Rule 15c3-1, promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, of and any other applicable rules, purchase the aggregate number of Shares set forth opposite our name on Schedule I to the Underwriting Agreement.

     We represent that we are a member in good standing of the National Association of Securities Dealers, Inc., or, if we are not such a member, we are a foreign dealer or institution that is not registered under Section 15(b) of the Securities Exchange Act of 1934 and that hereby agrees not to make any sales within the United States, its territories or its possessions (except that we may participate in group sales made by you under Paragraph 5 hereof) or to persons who are citizens thereof or residents therein and, if the offering of the Shares is one within the scope of such Association's Interpretation with Respect to Free-Riding and Withholding, not to make other sales of Shares to persons enumerated in Paragraphs "1" through "5" of such Interpretation or in a manner inconsistent with Paragraph "6" thereof we further agree to make all sales in a manner consistent with the Fixed Price Offering Rules and particularly Sections 8, 24 and 36 of Article III of the Rules of Fair Practice of said Association and to comply with Section 25 of Article III of the Rules of Fair Practice of said Association.

     21. Counterparts. This agreement may be signed in any number of counterparts which taken together shall constitute one and the same instrument.

     Please confirm that the foregoing correctly states the understanding between us by signing and returning to us a counterpart hereof.

                                       Very truly yours,




                                 As Attorney-in-Fact pursuant to a Power of
  Attorney

  Confirmed the date first above written:
  FIRST MADISON SECURITIES, INC.
  as a Representative of the Several Underwriters


  By:
            Ray Vahab, President

  JANSSEN MEYERS, L.P.
  as a Representative of the Several Underwriters



  By:

  WESTPHALIA INVESTMENTS, INC.
  as a Representative of the Several Underwriters


  By:
         Carlos Penalozza, President

  EBI SECURITIES CORPORATION
  as a Representative of the Several Underwriters


  By: